EXHIBIT 99.1

Rockwell Medical Announces Acquisition of Generic Drug Vitamin-D to Treat Secondary Hyperparathyroidism in ESRD Patients

Injectable Calcitriol Will Address Estimated $350M U.S. Dialysis Market

WIXOM, Mich., July 26, 2011 (GLOBE NEWSWIRE) -- Rockwell Medical (Nasdaq:RMTI), a fully-integrated biopharmaceutical company offering innovative products and services targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia, announced today that it has acquired an Abbreviated New Drug Application (ANDA) for injectable, active Vitamin-D (Calcitriol) for End Stage Renal Disease (ESRD) patients undergoing hemodialysis. Terms were not disclosed.

Mr. Robert L. Chioini, Chairman and CEO of Rockwell Medical stated that, "We are excited to add another renal drug to our expanding pipeline of products. The new bundled-reimbursement for hemodialysis has provided us an ideal opportunity to leverage our existing operating business with more profitable renal products, and we expect this drug, coupled with our current distribution model, will enable us to penetrate the Vitamin-D market effectively. We view this new drug as incrementally positive and accretive in mid-2012."

About Calcitriol; Active Vitamin-D:

Patients with kidney disease have reduced ability to convert nutritional vitamin-D to active vitamin-D in the body. Lack of active vitamin-D leads to disturbances in bone and mineral metabolism characterized by low levels of calcium in the blood and increased production of parathyroid hormone (secondary hyperparathyroidism). Calcitriol is an active vitamin-D that is used to treat low levels of calcium in the blood of patients whose kidneys or parathyroid glands are not working normally. Active vitamin-D and its analogs are routinely prescribed for the majority of ESRD patients. Injectable Calcitriol, the active form of vitamin-D, has been effectively used for the treatment of secondary hyperparathyroidism.

About Rockwell Medical:

Rockwell Medical is a fully-integrated biopharmaceutical company offering innovative products and services initially targeting end-stage renal disease (ESRD), chronic kidney disease (CKD), and iron deficiency anemia. An established manufacturer and leader in delivering high-quality hemodialysis concentrates/dialysates to dialysis providers and distributors in the U.S. and abroad, Rockwell provides products that are used to maintain human life by removing toxins and replacing critical nutrients in the dialysis patient's bloodstream. Dialysis is a process that duplicates kidney function for patients who suffer from ESRD. There are approximately 400,000 ESRD patients in the United States. World-wide there are approximately 2 million ESRD patients, growing at an annual rate of 5-6 percent.

The Rockwell Medical Technologies, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6773

The Company is currently developing unique, proprietary renal drug therapies for iron treatment, while its lead drug candidate, SFP, is currently in Phase III trials. These exclusive renal drug therapies support disease management initiatives to improve the quality of life and care of dialysis patients and are designed to deliver safe and effective therapy, while decreasing drug administration costs and improving patient convenience. Rockwell Medical is developing a pipeline of drug therapies, including extensions of SFP for indications outside of hemodialysis. Please visit www.rockwellmed.com for more information.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "predict," "forecast," "project," "plan", "intend" or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in Rockwell Medical's SEC filings. Thus, actual results could be materially different. Rockwell Medical expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

CONTACT: Michael Rice, Investor Relations
         201-408-4923 / 917-282-3242